Exhibit 99.1

6900 E Layton Avenue Suite 700 Denver, CO 80237	P 303.837.5855 F 303.837.5087 newmont.com News Release NYSE: NEM & TSX: NGT

Newmont Announces Sustainability-Linked Revolving Credit Facility

DENVER, March 30, 2021 – Today, Newmont Corporation (NYSE: NEM, TSX: NGT) announced that it has executed an industry-leading $3.0 billion sustainability-linked revolving credit facility. The credit facility includes a pricing feature based upon third-party sustainability performance measures and includes overall improved pricing from the previous facility. This new credit facility expires in March 2026, amending and extending the credit facility executed in 2019.

“Our sustainability-linked credit facility further demonstrates Newmont’s unwavering commitment to industry-leading environmental, social and governance (ESG) practices,” said Newmont President and CEO Tom Palmer. “Our sustainability framework is at the core of what we do, and we believe that strong ESG performance is a key indicator of a well-managed business. By aligning our financial performance and our ESG performance, we are holding ourselves accountable to delivering on our purpose to create value and improve lives through responsible and sustainable mining.”

Newmont is one of the first in the mining industry to add a sustainability-linked pricing component to its revolving credit facility. Under the new facility, the Company will incur positive or negative pricing adjustments on drawn balances based on certain sustainability performance criteria. Sustainability performance is measured through independent ratings published by MSCI and S&P Global, global leaders in ESG and Corporate Governance research and ratings.

###

NEWMONT ANNOUNCES SUSTAINABILITY-LINKED REVOLVING CREDIT FACILITY	PAGE 1 of 2

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Media Contact

Courtney Boone	303.837.5159	courtney.boone@newmont.com

Investor Contact

Eric Colby	303.837.5724	eric.colby@newmont.com

NEWMONT ANNOUNCES SUSTAINABILITY-LINKED REVOLVING CREDIT FACILITY	PAGE 2 of 2